UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2019

Imaging3, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50099	95-4451059
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4919 Noeline Ave., Encino, CA 91436

(Address of Principal Executive Offices) (Zip Code)

805-908-5719

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Matters – Settlement of Judgment.

On Monday, April 15, Imaging3, Alpha Capital Anstalt (“Alpha”) and Brio Capital Master Fund (“Brio”) agreed to terms settling the outstanding judgment against the Company, issued by the United States District Court for the Southern District of New York (the “Court”) on July 27, 2018 (the “Agreement”). The Court awarded Alpha $804,770.08 and Brio $669,805.43, respectively. Under the terms of the Agreement, the Company will pay $100,000 cash to both Alpha and Brio at the time of the closing of the Acquisition. The balance of the judgments will be converted to IGNG restricted common shares at the conversion price of $0.164 per share, translating to 4,191,070 (four million, one hundred, ninety thousand, and seventy) Shares of IGNG’s common stock to Alpha and 3,514,628 (three million, five hundred fourteen thousand, six hundred and twenty) Shares to Brio. Further, Alpha and Brio, with the full and complete cooperation of IGNG, shall promptly commence an action against IGNG in the Superior Court of the State of California (the “Settlement Court”) seeking the Settlement Court’s approval of this Agreement pursuant to Section 3(a)(10) of the Securities Act of 1933 which will, essentially, allow IGNG to issue the above shares to Alpha and Brio without restriction. IGNG management believes this cooperative proceeding will be completed by mid-July, 2019.

Item 9.01 Exhibits

Exhibit 1. Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Imaging3, Inc.

By:	/s/ John Hollister
Name:	John Hollister
Title:	CEO and Director

Date: April 19, 2019